EXHIBIT 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13(d)-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: October 25, 2023

COLT CZ GROUP SE

/s/ Jan Drahota
Name: Jan Drahota
Title: Chairman of the Board of Directors

/s/ Josef Adam
Name: Josef Adam
Title: Vice-Chairman of the Board of Directors

LEIMA EQUITY TWO A.S.

/s/ Tomáš Stoszek
Name: Tomáš Stoszek
Title: Director

ČESKÁ ZBROJOVKA PARTNERS SE

/s/ Hana Balounová
Name: Hana Balounová
Title: Chairman of the Board of Directors

/s/ René Holeček
René Holeček

/s/ Jan Drahota
Jan Drahota